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                                    AMENDMENT
                                       TO
                              DECLARATION OF TRUST
                                       OF
                       QUEST FOR VALUE ASSET BUILDER TRUST

         This amendment to the Declaration of Trust of Quest for Value Asset Builder Trust (the "Trust") dated May 12, 1994 (the "Declaration") is made this 1st day of September, 1994.

         WHEREAS, Section 10.1 of the Declaration provides that until shares of the Trust are issued the Trustees of the Trust may exercise all rights of shareholders of the Trust and take any action required by law, the Declaration or the By-Laws to be taken by shareholders;

         WHEREAS, no shares of the Trust have been issued;

         WHEREAS, the undersigned, being at least a majority of the Trustees of the Trust, desire to amend the first sentence of the second paragraph of Section
10.1 of the Declaration as to voting by all shares as a single series or class.

               NOW THEREFORE, the undersigned Trustees hereby declare that the first sentence of the second paragraph of Section 10.1 of the Declaration be amended by deleting said sentence in its entirety and inserting the following:

                     "In the event of the establishment of series of classes as contemplated by Section 6.9, on each matter submitted to a vote of Shareholders, all Shares of all series or classes shall vote as a single class; provided, however, that (1) as to any matter with respect to which a separate vote of any series or class is required by the 1940 Act or is required by attributes applicable to any series or class or is required by any other law, such requirements as to a separate vote by that series or class shall apply; (2) to the extent that a matter referred to in clause (1) above affects more than one class or series and the interests of each such class or series in the matter are identical, then, subject to clause (3) below, the Shares of all such affected classes or series shall vote as a single class; and (3) as to any matter which does not affect the interests of a particularly series or class, only the holders of Shares of the one or more affected series or classes shall be entitled to vote."
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         IN WITNESS WHEREOF, the undersigned Trustees have caused this amendment to be executed this 1st day of September 1994.


    s\ Joseph La Motta                                   s\ Lacy B. Herrmann
-------------------------------                    -----------------------------
Joseph LaMotta, as Trustee                         Lacy B. Herrmann, as Trustee
and not individually                               and not individually
RR 2                                               6 Whaling Road
Box 51                                             Darien, CT  06820
Pound Ridge, NY  10576-9780


    s\ Paul Y. Clinton                                   s\ George Loft
-------------------------------                    -----------------------------
Paul Y. Clinton, as Trustee                        George Loft, as Trustee and
and not individually                               not individually
946 Morris Avenue                                  51 Herrick Road
Byrn Mawr, PA  19010                               Sharon, CT  06069


    s\ Thomas W. Courtney
-------------------------------
Thomas W. Courtney, as Trustee
and not individually
407 Timber Lane
Sewickley, PA  15143